Exhibit 10.1

EXECUTION VERSION

U.S. $500,000,000

364-DAY CREDIT AGREEMENT

Dated as of March 27, 2020

Among

THE INTERPUBLIC GROUP OF COMPANIES, INC.

as Company

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITIBANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

BANK OF AMERICA, N.A.

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Documentation Agents

and

CITIBANK, N.A.

and

JPMORGAN CHASE BANK, N.A.

as Joint Lead Arrangers and Joint Book Managers

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Interpublic Credit Agreement

Schedules

Schedule I	-	Commitments
Exhibits
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D-1	-	Form of Opinion of Willkie Farr & Gallagher LLP
Exhibit D-2	-	Form of Opinion of In-House Counsel for the Company

364-DAY CREDIT AGREEMENT

Dated as of March 27, 2020

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), the banks and other financial institutions (the “Initial Lenders”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as syndication agent, BANK OF AMERICA, N.A. and MORGAN STANLEY SENIOR FUNDING, INC. as documentation agents, CITIBANK, N.A. (“Citibank”) and JPMorgan as joint lead arrangers and joint book managers, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired/Disposed Business” means (a) any Person, division or line of business acquired or disposed of, as the case may be, by the Company or any Consolidated Subsidiary of the Company where the consideration (whether cash, stock or other form of consideration) for the transaction is at least $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments); or (b) a Specified Acquisition.

“Adjusted EBITDA” means for any period, with respect to any Acquired/Disposed Business acquired or disposed of since the beginning of such period, the EBITDA of such Acquired/Disposed Business (determined using the definition of EBITDA herein mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business), calculated on a pro forma basis as if the acquisition or disposition of such Acquired/Disposed Business had occurred on the first day of such period.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance by a Lender to the Company as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person (whether or not existing as at the date hereof) that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

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“Agent’s Account” means (a) the account of the Agent maintained by the Agent at Citibank at its office at One Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications and (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (12 U.S.C. §78dd-1) and the U.K. Bribery Act of 2010.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 At least BBB+ / Baa1 / BBB+	0.050%	1.050%
Level 2 BBB/ Baa2 / BBB	0.250%	1.250%
Level 3 Ratings less than BBB/ Baa2 / BBB (or unrated by S&P, Moody’s and Fitch)	0.400%	1.400%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 At least BBB+ / Baa1 / BBB+	0.200%
Level 2 BBB/ Baa2 / BBB	0.250%
Level 3 Ratings less than BBB/ Baa2 / BBB (or unrated by S&P, Moody’s and Fitch)	0.350%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means:

(a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule ; and

(b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1⁄2 of one percent per annum above the Federal Funds Rate;

(c) the Eurodollar Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the applicable Bloomberg screen (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day); provided, that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and

(d) zero.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Sections 2.01(a).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Commitment” means as to any Lender, the obligation of such Lender to make Advances to the Company in (a) as of the Effective Date, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment” and (b) thereafter, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Competitor” means, as of any date, any Person that is (a) any entity (other than the Company or its Subsidiaries) within the Global Industrial Classification (“GICS”) Media Industry Group, presently designated as No. 2540 (and any successor or replacement thereto) appearing on Bloomberg, (b) a

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competitor of the Company or (c) any Affiliate of a competitor of the Company, which Person, in the case of clause (b) and (c), has been designated by the Company as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Company has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its Consolidated financial statements as of such date.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases or, after giving effect to FASB ASC 842, as finance leases, (f) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of each Hedge Agreement, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that the term “Debt” shall not include obligations under agreements providing for indemnification, deferred purchase price payments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock, whether by merger or otherwise.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(e), at any time, any Lender that has (a) failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public

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statement indicates that such position is based on such Lender’s good faith reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Company or the Agent acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause upon the Company’s receipt of such certification in form and substance satisfactory to it and the Agent or (d)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a Bail-In Action or (iii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be deemed to be a Defaulting Lender under this clause (d) solely as a result of (1) the acquisition or maintenance of an ownership interest in such Lender or parent company by a governmental authority or instrumentality thereof or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority or instrumentality under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent or the Company that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(e)) upon delivery of written notice of such determination to the Company and each Lender

“Determination Date” has the meaning specified in Section 9.07(h).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, operating income (or operating loss) plus (a) depreciation expense, (b) amortization expense and (c) to the extent such non-cash charges have reduced operating income, other non-cash charges, in each case determined in accordance with GAAP for such period, and (d) Adjusted EBITDA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Company, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on the applicable Bloomberg screen (or, if such Bloomberg screen is unavailable, any successor to or

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substitute for such service, including any service provided by New York Stock Exchange Euronext, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market or other applicable market) as the London interbank offered rate for deposits in Dollars (“LIBOR”) at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided, that if the Eurodollar Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means taxes that are excluded from the definition of Indemnified Taxes under Section 2.14, including for the avoidance of doubt taxes not subject to gross up under Section 2.14(e).

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code or successor or substantially comparable statutory provisions, any regulations promulgated thereunder or guidance issued with respect to such provisions, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fitch” means Fitch, Inc. (or any successor).

“GAAP” has the meaning specified in Section 1.03.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to protect a Person against fluctuation in interest rates or currency exchange rates. For the avoidance of doubt, spot transactions shall not constitute Hedge Agreements.

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“Information” has the meaning specified in Section 9.08.

“Information Memorandum” means the organizational materials dated March 20, 2020 used by the Agent in connection with the syndication of the Commitments.

“Interest Expense” means, for any period, without duplication, (i) interest expense (including the interest component on obligations under capitalized leases), whether paid or accrued, on Total Debt of the Company and its Consolidated Subsidiaries net of interest income of the Company and its Consolidated Subsidiaries and (ii) solely for purposes of determining the interest coverage ratio pursuant to Section 5.03(a) hereof, cash dividends, whether paid or accrued, on any preferred stock of the Company that is convertible into common stock of the Company, in each case for such period. The amount of Interest Expense for any period with respect to an Acquired/Disposed Business that is acquired or disposed of since the beginning of such period shall be increased or reduced, as the case may be, by the amount of Interest Expense (determined using clause (i) of the preceding sentence mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business) for such period in respect of Total Debt (determined using the definition of Total Debt herein mutatis mutandis and determined, if applicable, on a Consolidated basis together with any Subsidiaries or other Consolidated entities of such Acquired/Disposed Business) of such Acquired/Disposed Business, determined on a pro forma basis as if the acquisition or disposition, as the case may be, had occurred on the first day of such period (it being understood that interest expense related to Debt incurred during such period to finance the acquisition of any such Acquired/Disposed Business shall be included in the foregoing calculation but interest expense related to any Debt no longer outstanding or repaid or redeemed at the time of acquisition of any such Acquired/Disposed Business shall be excluded).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, subject to clause (iii) of this definition, nine or twelve months, as the Company may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Company may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii) in the case of any such Borrowing, the Company shall not be entitled to select an Interest Period having duration of nine or twelve months unless, in the case of an Interest Period selection of nine months, such period is reported on the applicable Bloomberg screen and, in each case, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Company in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

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(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07.

“Leverage Ratio” means, as of the last day of each fiscal quarter of the Company, the ratio of (i) Total Debt of the Company and its Consolidated Subsidiaries as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended.

“LIBOR” is defined in the definition of “Eurodollar Rate”.

“LIBOR Successor Rate” has the meaning set forth in Section 2.08(f).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of “Base Rate”, “Eurodollar Rate” and “Interest Period” and any related definitions, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate yet exists, in such other manner of administration as the Agent determines in consultation with the Company).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement in the nature of a security interest, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan Document” means this Agreement and the Notes, if any,

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of the Company to perform its payment obligations under this Agreement or any other Loan Document.

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“Material Consolidated Subsidiary” means (i) any Consolidated Subsidiary for which the assets or revenues of such Consolidated Subsidiary and its Consolidated Subsidiaries, taken as a whole, comprise more than 5% of the assets or revenues, respectively, of the Company and its Consolidated Subsidiaries, taken as a whole or (ii) any group of Consolidated Subsidiaries that do not meet the requirements of clause (i) if the aggregate assets and revenues of all such Consolidated Subsidiaries and their Consolidated Subsidiaries comprise more than 15% of the assets or revenues, respectively, of the Company and its Consolidated Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Company payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Connection Taxes” has the meaning specified in Section 2.14(a)(iii).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

Interpublic Credit Agreement

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to one Rating Level below the available Public Debt Rating announced by such rating agency; (b) if the ratings from S&P, Moody’s and Fitch fall within different Rating Levels, and (i) two of the ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the two ratings at the same Rating Level or (ii) each of the three ratings fall within different Rating Levels, then the Applicable Margin and the Applicable Percentage shall be determined by reference to the middle Rating Level, (c) if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating and (i) such ratings are at the same Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to such Rating Level, (ii) such ratings are at different Rating Levels and separated by one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the higher of such ratings or (iii) such ratings are at different Rating Levels and separated by more than one Rating Level, the Applicable Margin and the Applicable Percentage shall be determined by reference to the Rating Level that is one Rating Level higher than the lower of such ratings; (d) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 3 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (e) if any such rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change its system of ratings designations, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be, that corresponds to the prior ratings designation.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time and (b) such amount.

“Rating Level” means, with respect to any rating agency, each rating subcategory or “notch” of such rating agency , giving effect to pluses and minuses (or similar designations). By way of illustration, BBB+, BBB and BBB- are each separate Rating Levels of S&P.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate outstanding principal amount of the Advances, or, if no such principal amount is then outstanding, Lenders having at least a majority in amount of the Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Advances and Commitments of such Lender at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” means S&P Global Ratings, a S&P Global Inc. business (or any successor).

“Sanctioned Country” means, at any time, a country, region or territory which is the target of any comprehensive (but not list-based or arms-related) Sanctions.

Interpublic Credit Agreement

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Acquisition” means one or more acquisitions of assets, equity interests, entities, operating lines or divisions in any fiscal quarter for an aggregate purchase price of not less than $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate (whether or not existing as at the date hereof) of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.14(a).

“Termination Date” means the earlier of (a) March 26, 2021 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“Total Debt” means, without duplication, the aggregate principal amount of Debt for money borrowed (including unreimbursed drawings under letters of credit) or any capitalized lease obligation, any obligation under a purchase money mortgage, conditional sale or other title retention agreement or any obligation under notes payable or drafts accepted representing extensions of credit, but shall not include any Debt in respect of Hedge Agreements.

“Trade Date” has the meaning specified in Section 9.07(b)(i)(B).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Interpublic Credit Agreement

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. Except as expressly provided herein, all terms of an accounting nature shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”); provided that, if the Company or the Required Lenders notify the Agent that the Company or the Required Lenders, as applicable, request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, all liabilities related to operating leases, as defined by FASB ASC 842 (or any successor provision), are excluded from the definition of Debt and payments related to operating leases are not included in Interest Expense in part or in whole.

SECTION 1.04. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any reference to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person and (b) any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Interpublic Credit Agreement

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or (y) 2:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Company to the Agent, which shall give to each Lender prompt notice thereof in writing. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 4:00 P.M. (New York City time) on the date of each Borrowing, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Company at the Agent’s address referred to in Section 9.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the applicable Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than _____ separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Company. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Company shall indemnify each applicable Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an applicable Lender prior to the time of any Borrowing, that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent provided, however, that if such Lender does not repay the Agent the Company agrees to repay the Agent forthwith on demand such corresponding amount with interest thereon, at (i) in the case of the Company, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

Interpublic Credit Agreement

(e) The failure of any applicable Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee in Dollars on the aggregate amount of such Lender’s Commitment (irrespective of usage) from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2020, and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05. Optional Termination or Reduction of the Commitments. (a) Ratable Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Agent, permanently to terminate in whole or to reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Non-Ratable Reduction. The Company shall have the right, at any time, upon at least three Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Defaulting Lender’s Commitment. Such termination shall be effective with respect to such Defaulting Lender’s Commitment on the date set forth in such notice, provided, however, that such date shall be no earlier than three Business Days after receipt of such notice. Upon termination of a Lender’s Commitment under this Section 2.05(b), the Company will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Lender and pay any accrued facility fee payable to such Defaulting Lender pursuant to the provisions of Section 2.04(a), and all other amounts then payable to such Defaulting Lender hereunder (including, but not limited to, any increased costs, additional interest or other amounts owing under Section 2.11, any indemnification for Taxes under Section 2.14, and any compensation payments due as provided in Section 9.04(c)); and upon such payments, the obligations of such Defaulting Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 9.04(e) shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Company may have against such Defaulting Lender arising out of such Defaulting Lender’s default hereunder shall be released or impaired in any way. Any reduction in the aggregate amount of the Commitments of the Lenders pursuant to this Section 2.05(b) may not be reinstated; provided further, however, that if pursuant to this Section 2.05(b), the Company shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances owing to such Defaulting Lender, then the Company shall either (x) confirm to the Agent that no Default under Section 6.01(a) or (e) or Event of Default has occurred and is continuing or (y) pay or cause to be paid a ratable payment of principal and interest on Advances owing to all Non-Defaulting Lenders.

SECTION 2.06. Repayment. The Company shall repay to the Agent for the ratable account of each Lender on the Termination Date the aggregate principal amount of the Advances then outstanding.

Interpublic Credit Agreement

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Company shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Company to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum (in addition to the interest required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Company will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Company and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

Interpublic Credit Agreement

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If the applicable Bloomberg screen is unavailable and the substitute or successor pages or screens are also unavailable,

(i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, be prepaid by the Company or be automatically Converted into a Base Rate Advance, and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Base Rate Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(g) If the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Company) that the Required Lenders have determined, that (i) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Rate Advance, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans, then, promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Company may amend this Agreement to replace the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 9.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, the Lenders comprising the Required Lenders have delivered to the Agent notice that such Required Lenders do not accept such amendment; provided that, if such LIBOR Successor Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Advances or Interest Periods). Upon receipt of such notice, the Company may revoke any pending request for a Eurodollar Rate Borrowing, conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

SECTION 2.09. Optional Conversion of Advances. The Company may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any part of such Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any such Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Company.

Interpublic Credit Agreement

SECTION 2.10. Optional Prepayments of Advances. The Company may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request issued after the date hereof by any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, continuing, converting to, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.14 shall govern) or Taxes described in Section 2.14(a)(iv) through (vii) and (ii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), then the Company shall from time to time, within 10 days of demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall constitute prima facie evidence of such amounts.

(b) If any Lender determines that due to the introduction of or any change in or in the interpretation of any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof, taking into consideration the policies of such Lender and any corporation controlling such Lender with respect to capital adequacy or liquidity requirements, increases or would increase the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such increase is based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type and the effect of such increase is to reduce the rate of return on such Lender’s capital or on the capital of the corporation controlling such Lender, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay within 10 days of such demand to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall constitute prima facie evidence of such amounts.

(c) [reserved].

(d) For the avoidance of doubt, for purposes of this Section 2.11, any changes resulting from requests, rules, guidelines or directives (x) issued by any governmental authority in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, shall be subject to subsections (a), (b) and (c) above provided that the Lender making any claim under any such subsection shall have given the Company at least 30 days prior notice of such change(s).

Interpublic Credit Agreement

(e) Notwithstanding any other provision of this Section, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation after the date hereof makes it unlawful, or any central bank or other governmental authority asserts after the date hereof that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance funded by such Lender will automatically, upon such demand, be Converted into a Base Rate Advance and (b) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a)The Company shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds and without deduction, set off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes. (a) Subject to Sections 2.14(e) and 2.14(g), any and all payments by the Company hereunder or under any Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings

Interpublic Credit Agreement

imposed by any governmental authority, and all liabilities with respect thereto (“Taxes”), excluding, (i) in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, Taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Agent, Taxes imposed as a result of a present or former connection between such Lender or the Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document) (such Taxes herein referred to as “Other Connection Taxes”), (iv) in the case of any Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (A) such Lender acquires an interest in the Commitment (other than pursuant to an assignment request by the Company under Section 2.21) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.14, amounts with respect to such Taxes were payable either to such assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (v) any United States federal backup withholding Tax, (vi) any withholding Tax imposed as a result of the failure to comply with the requirements of FATCA, and (vii) any Tax, assessment or other governmental charge that would not have been imposed but for a failure by each Lender or the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity, direct or indirect ownership of or investment in, or connection with the United States of America of the applicable Lender, the Agent, or any other legal or beneficial holder or any foreign financial institution through which payments on the Borrowings under this Agreement are made if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such Tax, assessment or other governmental charge (all such excluded Taxes referred to as “Excluded Taxes” and all such non-excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Notes being hereinafter referred to as “Indemnified Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, if such Tax is an Indemnified Tax, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company shall pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c) Subject to Sections 2.14(e) and 2.14(g), the Company shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes imposed on or paid by such Lender or the Agent (as the case may be) that the Company is required to pay pursuant to this Section 2.14 and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 45 days after the date of any payment of Taxes, the Company shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under any Notes by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no Taxes are payable in respect thereof, the Company shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

Interpublic Credit Agreement

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two copies of Internal Revenue Service forms W-8BEN, W-8BEN-E or W-8ECI (or a Form W-8IMY with supporting forms attached), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(ii) If a payment made to a Lender hereunder would be subject to United States federal withholding tax pursuant to FATCA, if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Company and the Agent, at the appropriate time any documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with their obligations under FATCA and to determine whether withholding under FATCA is required.

(f) Each Lender that is a United States person shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Agent or the Company, provide each of the Agent and the Company with two copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding. If such Internal Revenue Service Form W-9 previously delivered expires or becomes obsolete or inaccurate in any respect, such Lender shall update such form or certification or promptly notify the Agent and the Company in writing of its legal inability to do so.

(g) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification or a gross up under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure, including any United States federal withholding tax imposed as a result of a failure to satisfy the applicable requirements of FATCA; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps at such Lender’s expense as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its Ratable Share of payments on account of

Interpublic Credit Agreement

the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Company agrees that upon notice by any Lender to the Company (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Company hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Consolidated Subsidiaries, including acquisition financing. The Company represents and covenants that no Advance, nor the proceeds from any Advance, will be used directly or, to its knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws, (b) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except in accordance with valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable law or (c) in any manner that would result in the violation of any Sanctions applicable to the Company, or to the knowledge to the Company, any other party hereto.

SECTION 2.18. [Reserved].

Interpublic Credit Agreement

SECTION 2.19. Defaulting Lenders.

(a) If at the time a Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 or 9.07(b)(vii) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Borrowings were made were issued at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Borrowings of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Borrowings of such Defaulting Lender until such time as all Borrowings are held by the Lenders pro rata in accordance with the Commitments, it being understood that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(b) [reserved]

(c) [reserved].

(d) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Company of its obligations hereunder shall not be excused or otherwise modified as a result of the operation of this Section 2.19. Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Company, the Agent or any Lender may have against such Defaulting Lender (including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following the reallocation described in subsection (b)(i) above).

(e) If the Company and the Agent agree in writing that a Lender is no longer a Defaulting Lender, and the Company has not terminated the Commitment of such Defaulting Lender in accordance with Section 2.05(b), the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.19(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.20. Reserved .

Interpublic Credit Agreement

SECTION 2.21. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness . The obligation of any Lender to make an Advance hereunder shall become effective on the first date (the “Effective Date”) on which the following conditions have been satisfied:

(a) The Agent shall have received counterparts of this Agreement executed by the Company and each of the Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Agreement.

Interpublic Credit Agreement

(b) The Company shall have paid all invoiced accrued fees and expenses of the Agent and the Lenders (including the invoiced accrued fees and expenses of counsel to the Agent).

(c) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(d) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(i) Any Notes required by each Lender executed by the Company and made payable to the order of such Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors or the Finance Committee of the Board of Directors of the Company approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company (x) certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by it hereunder, (y) including the certificate of incorporation of the Company certified by the relevant authority of the jurisdiction of organization of the Company and the by-laws of the Company as in effect on the date on which the resolutions referred to in clause (ii) above were adopted and (z) including a good standing certificate for the Company from its jurisdiction of organization.

(iv) A favorable opinion of Andrew Bonzani, General Counsel of the Company, and of Willkie Farr & Gallagher LLP, counsel for the Company, substantially in the form of Exhibits D-2 and D-1 hereto, respectively.

(v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(e) The Company shall have notified the Agent in writing as to the proposed Effective Date.

(f) The Agent (and each Lender that so requests) shall have received, at least three (3) Business Days prior to the Effective Date, and the Agent and such Lender shall be reasonably satisfied with, all documentation and other information about the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, reasonably requested in writing by any Lender at least ten (10) Business Days prior to the Effective Date.

SECTION 3.02. [Reserved].

Interpublic Credit Agreement

SECTION 3.03. Conditions Precedent to Each Borrowing . The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Company of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality or Material Adverse Effect, in all respects) on and as of such date, before and after giving effect to such Borrowing and to the application by the Company of the proceeds therefrom, as though made on and as of such date, and

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application by the Company of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Agent, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business.

(b) The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, if any, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company or any of its Consolidated Subsidiaries.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it, if any.

(d) This Agreement has been, and each of the Notes to be delivered by it, if any, when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

Interpublic Credit Agreement

(e) (x) The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2019, and the related Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations and cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. (y) Since the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2019, and except as disclosed in the Company’s reports filed with the SEC since such date and prior to the date hereof, there has been no Material Adverse Change.

(f) There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) [Intentionally omitted].

(h) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Following the application of the proceeds of each Advance, not more than 25% of the value of the property and assets of the Company and its Consolidated Subsidiaries taken as a whole, subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt within the scope of Section 6.01(d) will be “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(i) The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) [Intentionally omitted].

(k) Each of the Company’s Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole.

(l) As of the date thereof (or, if undated, as of the date furnished), neither the Information Memorandum nor any other report or exhibit or other information (other than the financial statements referred to in Section 5.01(h)) furnished in writing by or on behalf of the Company to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, as modified or supplemented by other information so furnished and when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that with respect to the projections hereafter furnished by the Company, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

(m) The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws

Interpublic Credit Agreement

and applicable Sanctions. None of the Company, any Subsidiary of the Company or, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees or agents (under control of the Company) of the Company or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.

(n) The Company is not an EEA Financial Institution.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Consolidated Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable environmental laws, except where the necessity of compliance is being contested in good faith or where failure to comply would not have a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents under their control with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Consolidated Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might solely by operation of law become a Lien upon its property; provided, however, that neither the Company nor any of its Consolidated Subsidiaries shall be required to pay or discharge any such tax, assessment, levy, charge or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves in accordance with generally accepted accounting principles are being maintained; or (ii) if failure to do so would not have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Consolidated Subsidiaries, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole, to maintain insurance with responsible and reputable insurance companies or associations (or through a self-insurance program deemed reasonable by the Company) in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses in which the Company or such Consolidated Subsidiary operates.

(d) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Consolidated Subsidiaries to preserve and maintain, its existence, rights (constituent document and statutory) and franchises necessary in the normal conduct of its business, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole; provided, however, that the Company and its Consolidated Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Consolidated Subsidiaries shall be required to preserve any right or franchise if the failure to do so would not have a Material Adverse Effect.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof at their own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Consolidated Subsidiaries with any of their officers and with their independent certified public accountants, all as often as may reasonably be necessary to ensure compliance by the Company with its

Interpublic Credit Agreement

obligations hereunder, provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Company and its Consolidated Subsidiaries. Notwithstanding anything to the contrary in this Section 5.01(e), neither the Company or any of its Consolidated Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(f) Keeping of Books. Keep, and cause each of its Consolidated Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Consolidated Subsidiary in accordance with sound business practices and applicable statutory requirements so as to permit the preparation of the Consolidated financial statements of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Consolidated Subsidiaries to maintain and preserve, all of its properties that are used and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders or notify the Lenders of the availability of:

(i) as soon as available and in any event within 40 days after the end of each of the first three quarters of each fiscal year of the Company (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), the unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and unaudited Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (except for the absence of footnotes and subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Company as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer, chief accounting officer or treasurer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such balance sheet, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 60 days after the end of each fiscal year of the Company (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), a copy of the audited financial statements for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the report thereon of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, which shall be deemed delivered upon the Company’s filing of its audited financial statements within 60 days after the

Interpublic Credit Agreement

end of such fiscal year (or 15 days thereafter if the Company timely files a Form 12b-25 (or any successor form)), together with a certificate of the chief financial officer, chief accounting officer or treasurer of the Company, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such financial statements, provided that in the event that generally accepted accounting principles used in the preparation of such financial statements shall differ from GAAP, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within ten days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Company knows or has reason to know of the occurrence of each Default continuing on the date of such statement, a statement of such officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Company sends to any of its security holders, and copies of all reports on Form 8-K and registration statements for the public offering of securities (other than pursuant to employee Plans) that the Company or any Consolidated Subsidiary files with the Securities and Exchange Commission;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Consolidated Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the financial condition or business of the Company or any of its Consolidated Subsidiaries as any Lender through the Agent may from time to time reasonably request.

The financial statements and (in the case of annual financial statements) accompanying report of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing providing such report required to be delivered pursuant to clauses (i) and (ii) and the reports and other materials required to be delivered pursuant to clause (iv) of this Section 5.01(h) shall be deemed to have been delivered by filing with the SEC (A) in the case of clauses (i) and (ii), the Company’s Form 10-K and Form 10-Q, respectively, and (B) in the case of clause (iv), such reports and other materials.

The Company shall provide to the Agent (and not the Lenders) in an electronic medium, copies of the compliance certificates required to be delivered pursuant to clauses (i) and (ii), as applicable, of this Section 5.01(h), and the Agent shall make such compliance certificates available to the Lenders in accordance with Section 9.02(b), provided that, at the option of the Company, the same may be delivered in physical form and, provided further that, the Agent shall have the right to request that such copies of the same be delivered in physical form, in which case the Company shall cause the same to be delivered to the Agent (and not the Lenders) as soon as reasonably practicable. Notwithstanding any other provision in this Agreement to the contrary, any compliance certificate required to be delivered pursuant to clauses (i) or (ii), as applicable, of this Section 5.01(h) may be delivered on or prior to the second Business Day after the deemed delivery of any financial statements required to be delivered pursuant to clauses (i) and (ii) of this Section 5.01(h).

Interpublic Credit Agreement

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its assets, whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any accounts receivable other than:

(i) Liens existing on the Effective Date and disclosed to the Lenders prior to the date hereof;

(ii) any Lien existing on any asset (other than accounts receivable) of any Person at the time such Person is merged into or consolidated with the Company or any Consolidated Subsidiary or otherwise becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(iv) any Lien on any asset of any Person organized outside of the United States arising at any time pursuant to an arrangement (factoring or otherwise) secured by accounts receivable that is existing at the time such Person becomes a Consolidated Subsidiary or is merged into or consolidated with the Company or a Consolidated Subsidiary (or pursuant to any extension, renewal or replacement of such an arrangement); provided that such Lien or arrangement was not created in contemplation of such event, and only to the extent, in the case of any such arrangement, that such arrangement does not provide for Liens which, together with all other Liens permitted under this clause (iv), would encumber assets representing more than 5.0% of the consolidated accounts receivable of the Company and its Consolidated Subsidiaries as reflected in the consolidated balance sheet of the Company and its Consolidated Subsidiaries for the fiscal quarter of the Company most recently ended prior to such event (or, if applicable, such extension, renewal or replacement);

(v) any assignment of accounts receivable (A) by and among the Company and its Consolidated Subsidiaries or (B) pursuant to non-recourse factoring or similar arrangements or otherwise in an aggregate amount not to exceed in any fiscal year the greater of $500,000,000 (measured as the face value of such accounts receivable at the time of assignment) and 10.0% of the consolidated accounts receivable of the Company and its Consolidated Subsidiaries as reflected in the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of the fiscal year of the Company most recently ended prior to such assignment for which financial statements have been delivered pursuant to Section 5.01(h)(ii);

(vi) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(vii) any Lien created in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation;

(viii) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially impair the operation of the business of the Company and its Consolidated Subsidiaries, taken as a whole;

Interpublic Credit Agreement

(ix) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(x) Liens securing Taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other similar laws, Liens to secure surety, appeal and performance bonds and other similar obligations, including performance obligations, not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, or so long as such Taxes, assessments, fees or other governmental charges or levies are not required to be paid under Section 5.01(b);

(xi) any contractual right of set-off or any contractual right to charge or contractual security interest in or Lien on the accounts of the Company or any of its Consolidated Subsidiaries with one or more depositary institutions to effect the payment of amounts to such depositary institution(s), whether or not due and payable in respect of any Debt or financing arrangement and any other Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(xii) any Liens on assets of Consolidated Subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor in connection with any liability entered into in the ordinary course of business;

(xiii) any Lien arising out of the “L/C Cash Deposit Account” under (and as defined in) the Company’s Amended and Restated Credit Agreement dated as of November 1, 2019 or any other Liens arising under substantially similar letter of credit cash deposit account arrangements, it being understood that any such cash deposit account is used to support then outstanding letters of credit and is not required to be funded or otherwise utilized to support the renewal of existing letters of credit or the issuance of new letters of credit;

(xiv) Liens relating to any arrangements established to comply with funding requirements pertaining to any U.K. pension plan of the Company or any Consolidated Subsidiary, to the extent that the maximum aggregate amount to be funded by such arrangements (in each case measured as of the date of establishment of such arrangement) does not exceed £35,000,000 (computed without regard to any periodic payments made over the life of such arrangements);

(xv) Liens securing obligations under Hedge Agreements to the extent required by applicable law;

(xvi) Liens created (A) by a Consolidated Subsidiary of the Company in favor of the Company or any other Consolidated Subsidiary of the Company or (B) by the Company in favor of a Consolidated Subsidiary of the Company, so long as, in the case of this clause (B), and to the extent, the Company or a Consolidated Subsidiary in connection with the overall transaction received or receives assets having a value equal to the value of the assets subject to such Lien; provided, in the case of this clause (B), the lien is limited to such received assets or the equity of the Consolidated Subsidiary that received such assets and, in each case, the proceeds thereof; and

(xvii) (A) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations in an aggregate amount (computed without regard to any interest thereon) at any time outstanding, plus (B) the aggregate face value at the time of assignment of accounts receivable assigned, the assignment of which is not otherwise permitted by

Interpublic Credit Agreement

the foregoing clauses of this Section, plus (C) the aggregate principal amount of Debt incurred in accordance with Section 5.02(e)(vii), not to exceed the greater of (x) 15% of Consolidated net worth of the Company and its Consolidated Subsidiaries as set forth in the Company’s most recent financial statements delivered pursuant to Section 5.01(h)(i) or (ii) or (y) $350,000,000.

(b) Mergers, Etc. (i) Merge or consolidate with or into any Person except that the Company may merge or consolidate with or into any other Person so long as the Company is the surviving Person and remains organized under the laws of a political subdivision of the United States, provided, that no Default shall have occurred and be continuing at the time of such transaction or would result therefrom; (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), other than to one of the Company’s Consolidated Subsidiaries, all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Consolidated Subsidiaries (taken as a whole); or (iii) permit any of its Consolidated Subsidiaries to, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), other than to the Company and/or one of the Company’s Consolidated Subsidiaries, all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Consolidated Subsidiaries (taken as a whole).

(c) Accounting Changes. Make or permit, or permit any of its Consolidated Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or applicable statutory requirements.

(d) Change in Nature of Business. Engage, or permit any Consolidated Subsidiary to engage, predominantly in any business other than business of the same general type as conducted on the date hereof by the Company and its Consolidated Subsidiaries, and other related businesses or businesses incidental thereto.

(e) Subsidiary Debt. Permit any of its Consolidated Subsidiaries to create or suffer to exist, any Debt other than (without duplication):

(i) Debt owed to the Company or to a Consolidated Subsidiary of the Company,

(ii) Debt existing on the Effective Date and disclosed to the Lenders prior to the date hereof (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a),

(iv) unsecured Debt incurred in the ordinary course of business of the Company’s Consolidated Subsidiaries organized outside the United States,

(v) unsecured Debt existing at the time of acquisition of any such Subsidiary, or of any business or assets, and not created in contemplation of such acquisition (and any extension, renewal or replacement of such Debt to the extent that the principal amount thereof shall not thereby be increased),

(vi) book overdraft amounts outstanding at any time, and

(vii) other Debt (whether secured or unsecured) in an aggregate principal amount not to exceed at any time outstanding the amount permitted in accordance with Section 5.02(a)(xvii).

Interpublic Credit Agreement

SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will maintain, as of the end of each fiscal quarter, a Leverage Ratio of not greater than (i) 3.75 to 1.0 on the last day of each fiscal quarter ended on or prior to September 30, 2020 and (ii) 3.5 to 1.00 thereafter (or, for four consecutive fiscal quarters commencing with the fiscal quarter in which a Specified Acquisition occurs and following notice (a “Covenant Notice”) from the Company (but without any consent from the Agent or the Lenders), 4.00 to 1.0); provided that there shall be a period of at least two consecutive fiscal quarters after the covenant steps down to 3.50 to 1.0 before a subsequent Covenant Notice is submitted.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Company (or any of its officers) in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 2.17, 5.01(e) or (h), 5.02 (other than subsection (c) thereof) or 5.03; (ii) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or (iii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) The Company or any of its Consolidated Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (but excluding Debt outstanding hereunder and Debt owed solely to the Company or to a Consolidated Subsidiary) of the Company or such Consolidated Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument creating or evidencing such Debt; or the Company or any of its Consolidated Subsidiaries shall fail to perform or observe any covenant or agreement to be performed or observed by it in any agreement or instrument creating or evidencing any such Debt and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such Debt (it being understood that acceleration for customary reasons not related to failure to perform or observe covenants and agreements, such as due on sale clauses, debt due in connection with a voluntary refinancing and debt that becomes due in contemplation of an acquisition that did not occur and must be repaid, shall not constitute an Event of Default under this clause (d) so long as the applicable Debt is repaid in accordance with its terms); or any other event shall occur or condition shall exist under any agreement or instrument creating or evidencing any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument (and remain uncured three Business Days after the chief financial officer, chief operation officer, principal financial officer or principal accounting officer of the Company becomes aware or should have become aware of such event or condition), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to

Interpublic Credit Agreement

be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that the aggregate principal amount (or, in the case of any payment default, failure or other event in respect of a Hedge Agreement, the net amount due and payable under such Hedge Agreement as of the date of such payment default, failure or event) of all Debt as to which any such payment defaults (whether or not at stated maturity thereof), failures or other events shall have occurred and be continuing exceeds $125,000,000; provided further that if any of the failures, actions, conditions or events set forth above in this subsection (d) shall be taken in respect of, or occur with respect to, a Consolidated Subsidiary that is organized under the laws of a jurisdiction outside of the United States, such failure, action, condition or event shall not be the basis for or give rise to an Event of Default under this subsection (d) unless such failure, action, condition or event is not cured or such amount has not been repaid within five Business Days after the chief executive officer, chief operation officer, principal financial officer or principal accounting officer of the Company knows or has reason to know of the occurrence of such action or event; or

(e) The Company or any of its Material Consolidated Subsidiaries shall generally not pay its debts to Persons other than the Company and its Consolidated Subsidiaries as such debts become due, or shall admit in writing its inability to pay such debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Consolidated Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Material Consolidated Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $125,000,000 in the aggregate (net of the amount of such judgments or orders covered by a valid and binding policy of insurance between the Company (or a Consolidated Subsidiary) and one or more reputable insurers covering payment thereof who have been notified of, and have not disputed the claim made for payment of, the amount of such judgments or orders) shall be rendered against the Company or any of its Material Consolidated Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which such judgment or order shall remain unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Person or two or more Persons acting in concert (other than the Company or a Consolidated Subsidiary) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

Interpublic Credit Agreement

(h) The Company or any of its ERISA Affiliates shall incur liability, or in the case of clause (i) below, shall be reasonably likely to incur liability, which would have a Material Adverse Effect, as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) such Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 8.06, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Company shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Notes (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

Interpublic Credit Agreement

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Interpublic Credit Agreement

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any Note by or through any one or more sub-agents appointed by the Agent, and the Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case that no such delegation to a sub-agent or a Related Party shall release the Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder and under the Notes) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time and, if the Person acting as the Agent is a Defaulting Lender and the Company so requests, the Agent shall promptly, give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation then the Company may (if the resignation is at the request of the Company) or the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, with the consent of the Company so long as no Event of Default has occurred and is continuing, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective no earlier than three Business Days after the date in such notice (the “Resignation Effective Date”).

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (b) of the definition thereof, each of the Company and the Required Lenders may, to the extent permitted by applicable law, by notice in writing to such Person and, if such notice is given by the Required Lenders, to the Company, remove such Person as Agent and, the Required Lenders may, with the consent of the Company so long as no Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the Company appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the Notes, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

Interpublic Credit Agreement

SECTION 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

SECTION 8.09. Lender ERISA Representation. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Interpublic Credit Agreement

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Non-Defaulting Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend the definition of “Required Lenders” or this Section 9.01; provided further that any amendment, waiver or consent requiring the consent of all Non-Defaulting Lenders under clauses (b), (c) or (d) of the preceding proviso that by its terms adversely affects any Defaulting Lender disproportionately as compared to other affected Lenders shall require the consent of such Defaulting Lender and any such amendment, waiver or consent that would alter the terms of this proviso will require the consent of such Defaulting Lender; provided still further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note. If the Agent or the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (which includes electronic medium and facsimile communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Company, to (or in care of) the Company, at its address at 909 Third Avenue, New York, New York 10022, Attention: Senior Vice President of Finance and Treasurer (with a copy at the same address to the Senior Vice President and General Counsel); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; and if to the Agent, at its address at Building Ops II, One Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department, email for Notice of Borrowing: AgencyABTFSupport@citi.com with a copy to GLAgentOfficeOps@citi.com; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(h) shall be delivered to the Agent as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article I or III shall not be effective until received by the Agent. Delivery by electronic medium or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Interpublic Credit Agreement

(b) Materials required to be delivered pursuant to Section 5.01(h) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by e-mail at oploanswebadmin@citi.com (or any other one e-mail address designated by the Agent from time to time) or physical form, provided that, to the extent so provided in the last paragraph of Section 5.01(h), the Agent shall have the right to request that copies of the compliance certificates required to be delivered pursuant to clauses (i) and (ii), as applicable, of Section 5.01(h), be delivered in physical form, in which case the Company shall cause the same to be delivered to the Agent (and not the Lenders) as soon as reasonably practicable. For the avoidance of doubt, the Company shall not be required to deliver any Communications to the Lenders. The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, any Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on a password protected internet website such as DebtDomain (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent (and not the Company) shall deliver a copy of the Communications to such Lender in writing. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address or addresses to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address(es) for such Lender) and (ii) that any Notice may be sent to such e-mail address or addresses.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable out-of-pocket expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, partners, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the

Interpublic Credit Agreement

Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is a consequence of such Indemnified Party’s (or its Affiliate’s) becoming a Defaulting Lender hereunder (including, for the avoidance of doubt, its failure to perform its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied). The foregoing indemnity shall not cover or include (x) Indemnified Taxes or Other Taxes, the Company’s obligation with respect to which is governed by Section 2.14, or Excluded Taxes, (y) increased costs, the Company’s obligation with respect to which is governed by Section 2.11 or (z) costs, charges, fees, expenses, Taxes or duties of any kind related to any hedging activities in connection with the rights or obligations of the Lenders under this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to any Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of any Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a), the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any Notes.

(e) Reimbursement by Lenders. Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person) that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the Notes or any action taken or omitted by the Agent under this Agreement or the Notes; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04(a), to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Company.

SECTION 9.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off

Interpublic Credit Agreement

and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void, except as provided in the last sentence of Section 9.07(b) and in Section 9.07(h)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

Interpublic Credit Agreement

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender’s Affiliate that is a financial institution or to another Lender unless on the date of such assignment the assignee would be entitled to make a demand pursuant to Section 2.11 or 2.14 (in which case such assignment shall be permitted only if the assignee shall waive in a manner satisfactory to the Company in form and substance its rights to make such a demand); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any assignment to a Person that is not a Lender or an Affiliate of such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply), or (D) without the prior written consent of the Company, a structured finance vehicle, fund or similar entity or any similar Person in connection with a securitization.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Interpublic Credit Agreement

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply)).

(c) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Each Lender may sell participations to one or more banks or other entities (other than the Company, any of the Company’s Affiliates, any natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, any Defaulting Lender, or, unless the Company’s prior consent is obtained and in accordance with the provisions of Section 9.07(h), a Competitor), in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any rights as a Lender hereunder, including, without limitation, any right to make any demand under Section 2.11 or 2.14 or right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Notes or any fees or other amounts payable hereunder or amend this Section 9.07(d) in any manner adverse to such participant, in each case to the extent subject to such participation and in any event such voting rights shall not exceed those of the Lender hereunder that is the seller of such participation.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall

Interpublic Credit Agreement

treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) Disclosure to Assignee or Participant. Any Lender may, in connection with any assignment or participation or proposed assignment or participation permitted under this Section 9.07, disclose to the assignee or participant or proposed assignee or participant other than, unless the Company’s prior consent is obtained, a Competitor, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Company to preserve the confidentiality of any Information relating to the Company received by it from such Lender.

(g) Certain Security Interests. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank in accordance with applicable law or regulation; provided that no such creation of a security interest shall release a Lender from any of its obligations hereunder or substitute such secured party for such Lender as a party hereto.

(h) No Assignment or Participations to Competitors. No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Company of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this Section 9.07(h) shall not be void, but the other provisions of this Section 9.07(h) shall apply. If any assignment is made or any participation is sold to any Competitor without the Company’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Company may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent, (A) terminate any Commitment of such Competitor and/or repay all obligations of the Company owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Plan, (2) if such Competitor does vote on such Plan notwithstanding the restriction in the foregoing sentence, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or

Interpublic Credit Agreement

any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing sentence. The Agent shall have the right, and the Company hereby expressly authorizes the Agent, to (A) post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.

SECTION 9.08. Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, partners, directors, officers, employees, agents, advisors and other representatives who need to know the Information in connection with this Agreement or in connection with other contemplated transactions for the benefit of the Company (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners and including in connection with any pledge made in accordance with Section 9.07(g)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the benefit of the Company containing provisions substantially the same as those of this Section (i) to any assignee, participant or prospective assignee or participant, in each case permitted hereunder or (ii) to any credit insurance provider or to any actual or prospective counterparty to any swap, derivative or other similar transaction, in each case under which payments are to be made by reference to the Company and its obligations, entered into by a Lender in connection with this Agreement, (g) with the consent of the Company, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or their respective Affiliates on a nonconfidential basis from a source other than the Company that, to the knowledge of the Agent, such Lender or such Affiliate, as applicable, is not in violation of any confidentiality agreement with the Company. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all confidential, proprietary or non-public information of the Company furnished to the Agent or the Lenders by the Company.

SECTION 9.09. [Reserved].

SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic medium or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York

Interpublic Credit Agreement

State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, further, that, without limiting the foregoing, upon the request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

SECTION 9.12. [Reserved].

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The Company hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. [Reserved].

SECTION 9.15. [Reserved].

SECTION 9.16. Patriot Act Notification. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Agent, as applicable, to identify the Company in accordance with the Patriot Act. The Company shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.17. No Fiduciary Duty. The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Company. The Company agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Company, its stockholders or its affiliates. The Company acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in the Loan Documents and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

Interpublic Credit Agreement

Section 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.19. Waiver of Jury Trial. Each of the Company, the Agent and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Interpublic Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By	/s/ Ellen T. Johnson
Name:	Ellen T. Johnson
Title:	Executive Vice President and Chief Financial Officer

Interpublic Credit Agreement

CITIBANK, N.A., as Agent

By	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

Initial Lenders

CITIBANK, N.A.

By	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Sarah Gang
Name:	Sarah Gang
Title:	Executive Director

BANK OF AMERICA, N.A.

By	/s/ Jana L. Baker
Name:	Jana L. Baker
Title:	Senior Vice President

MORGAN STANLEY BANK, N.A.

By	/s/ Julie Lilienfeld
Name:	Julie Lilienfeld
Title:	Authorized Signatory

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH

By	/s/ Cara Younger
Name:	Cara Younger
Title:	Executive Director

By	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

BNP PARIBAS

By	/s/ Maria Mulic
Name:	Maria Mulic
Title:	Managing Director

By	/s/ Barbara Nash
Name:	Barbara Nash
Title:	Managing Director

Interpublic Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Farzad Sanei
Name:	Farzad Sanei
Title:	Vice President

Interpublic Credit Agreement

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Commitment
Citibank, N.A.	$105,000,000
JPMorgan Chase Bank, N.A.	$105,000,000
Bank of America, N.A.	$60,000,000
Morgan Stanley Bank, N.A.	$60,000,000
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	$60,000,000
BNP Paribas	$60,000,000
Wells Fargo Bank, National Association	$50,000,000
Total:	$500,000,000

EXHIBIT A - FORM OF

NOTE

U.S.$_______________                                                                                                           Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to ________________________ (the “Lender”) or its registered assigns for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of March 27, 2020 among The Interpublic Group of Companies, Inc., the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance and from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Interpublic Credit Agreement

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflicts of law provisions that might require application of the laws of a different jurisdiction.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By
Title:

Interpublic Credit Agreement

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Interpublic Credit Agreement

3

EXHIBIT B - FORM OF

NOTICE OF BORROWING

Citibank, N.A., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

Building Ops II

One Penns Way

New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, The Interpublic Group of Companies, Inc., refers to the 364-Day Credit Agreement dated as of March 27, 2020 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among The Interpublic Group of Companies, Inc., the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _______________, 20__.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $_______________.

(iv) [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

(v) The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality or Material Adverse Effect, in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

Interpublic Credit Agreement

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By
Title:

Interpublic Credit Agreement

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower(s):	The Interpublic Group of Companies, Inc.

4.	Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The 364-Day Credit Agreement dated as of March 27, 2020 among The Interpublic Group of Companies, Inc., the Lenders parties thereto, Citibank, N.A., as administrative agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[7]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ______________][9]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/ Advances of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:    _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]12 Accepted:

[NAME OF AGENT], as
Agent

By:
Title:

[Consented to:]13

[NAME OF RELEVANT PARTY]

By:
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.
[12]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic medium or facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1 - FORM OF

OPINION OF WILLKIE

FARR & GALLAGHER

LLP

[Effective Date]

EXHIBIT D-2 - FORM OF

OPINION OF IN-HOUSE

COUNSEL OF THE

COMPANY

[Effective Date]

To each of the Lenders parties

to the Credit Agreement (as defined below),

among The Interpublic Group of Companies, Inc.,

said Lenders and Citibank, N.A.,

as Agent for said Lenders, and

to Citibank, N.A., as Agent

Credit Agreement

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(d)(iv) of the 364-Day Credit Agreement dated as of March 27, 2020 (the “Credit Agreement”), among The Interpublic Group of Companies, Inc. (the “Company”), the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I have acted as General Counsel for the Company in connection with the preparation, execution and delivery of the Credit Agreement.

In arriving at the opinions expressed below, I have examined the following documents:

(1) An executed copy of the Credit Agreement.

(2) The documents furnished by the Company pursuant to Article III of the Credit Agreement.

(3) A copy of the Restated Certificate of Incorporation of the Company and all amendments thereto (the “Charter”).

(4) A copy of the by-laws of the Company and all amendments thereto (the “By-laws”).

(5) A certificate of the Secretary of State of Delaware, dated __________, 2020, attesting to the continued corporate existence and good standing of the Company in that State.

In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Company, certificates of public officials and of officers of the Company and such other persons as I have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Credit Agreement).

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any material contractual or legal restriction known to me contained in any material document to which the Company is a party or by which it is bound. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Company.

3. To the best of my knowledge, no authorization, approval or other action by, and no notice to or filing with, any third party is required for the execution, delivery and performance by the Company of the Credit Agreement and the Notes.

4. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, except as disclosed in the Company’s reports filed with the Securities and Exchange Commission prior to the Effective Date, that are likely to have a materially adverse effect upon the financial condition or operations of the Company and its Consolidated Subsidiaries taken as a whole.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

I am furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion letter may be furnished to, and relied upon by, your successors and a permitted transferee who becomes a party to the Credit Agreement as a Lender thereunder, and you or any such successor or transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are, however, rendered on and as of the date hereof, and I assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

Andrew Bonzani, General Counsel